As filed with the Securities and Exchange Commission on October 3, 2025

No. 333-290570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BETA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3721	83-1276474
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1150 Airport Drive

South Burlington, Vermont 05403

(802) 281-3623

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kyle Clark

Chief Executive Officer

1150 Airport Drive

South Burlington, Vermont 05403

(802) 281-3623

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey, P.C. Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Jennifer Wu, P.C. Kirkland & Ellis LLP 401 Congress Avenue Austin, Texas 78701 (512) 678-9100	Roshni Banker Cariello Stephen A. Byeff Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4421

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)			Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

BETA Technologies, Inc. is filing this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-290570) solely to file certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the Class A common stock offered hereby. With the exception of the SEC Registration Fee, FINRA Filing Fee and NYSE listing fee, the amounts set forth below are estimates.

SEC Registration Fee	$
FINRA Filing Fee
NYSE listing fee
Accountants’ fees and expenses
Legal fees and expenses
Printing and engraving expenses
Transfer agent and registrar fees
Miscellaneous

Total	$

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our Amended and Restated Certificate of Incorporation provides that a director will not be liable to the Company or its stockholders for monetary damages to the fullest extent permitted by the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, will be limited to the fullest extent permitted by the amended DGCL. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities. In addition, we intend to enter into indemnification agreements with our current and future directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Since January 1, 2022 we have made sales of the following unregistered securities:

•

In connection with the Series B Financing, on April 4, 2022, we completed our sale and issuance of an aggregate of approximately 3,634,292 shares of our Series B Preferred Stock for an aggregate value of approximately $374.9 million.

•

In connection with the Series C Financing, from October 24, 2024 through September 25, 2025, we have sold and issued an aggregate of approximately 4.1 million shares of our Series C Preferred Stock for an aggregate value of approximately $474.4 million.

•

In connection with the closing of the Series C-1 Financing, on September 26, 2025, we sold and issued an aggregate of approximately 3.6 million shares of our Series C-1 Preferred Stock for an aggregate value of approximately $417.7 million.

•

In connection with the closing of the Series C-1 Financing, on September 26, 2025, we issued warrants to purchase an aggregate of approximately 400,000 shares of our capital stock, with an aggregate exercise price of approximately $4,000.

•

On October   , 2025, we and InspireHQ, LLC (d/b/a Alignd), a developer of project and talent management software, entered into an Asset Purchase Agreement pursuant to which, we will have sold and issued an aggregate of approximately      shares of restricted stock, subject to certain vesting conditions, for an aggregate value of approximately $    .

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were placed upon any stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Index

Exhibit number	Description

1.1	Form of Underwriting Agreement.

3.1**	Fifth Amended and Restated Certificate of Incorporation of BETA Technologies, Inc.

3.2	Form of Sixth Amended and Restated Certificate of Incorporation of BETA Technologies, Inc.

3.3**	Amended and Restated Bylaws of BETA Technologies, Inc.

3.4	Form of Second Amended and Restated Bylaws of BETA Technologies, Inc.

4.1	Specimen Stock Certificate evidencing the shares of Class A common stock.

4.2#**	Amended and Restated Investors’ Rights Agreement, by and among BETA Technologies, Inc. and the other parties thereto.

4.3#	Letter Agreement, dated as of September 26, 2025, by and between BETA Technologies, Inc. and General Electric Company, operating as GE Aerospace.

4.4	Warrant Agreement, dated as of September 26, 2025 by and among BETA Technologies, Inc. and General Electric Company, operating as GE Aerospace.

5.1	Opinion of Kirkland & Ellis LLP.

10.1#**	Credit Agreement, dated as of December 13, 2023, by and between BETA Technologies, Inc. and the Export-Import Bank of the United States.

10.2**	Leasehold Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing, dated as of December 21, 2023, by BETA Technologies, Inc. in favor of the Export-Import Bank of the United States.

10.3	First Amendment to Leasehold Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filings, dated as of 2025, by and between BETA Technologies, Inc. and Export- Import Bank of the United States.

10.4+	Security Control Agreement, dated as of June 15, 2025, by and between BETA Technologies, Inc., QIA Industrials Holding, LLC and the U.S. Department of Defense.

10.5†**	BETA Technologies, Inc. First Amended and Restated 2018 Equity Incentive Plan.

10.6†**	Form of Employee Incentive Stock Option Agreement pursuant to the BETA Technologies, Inc. 2018 Equity Incentive Plan

10.7†**	Form of Employee Non-Qualified Stock Option Agreement pursuant to the BETA Technologies, Inc. 2018 Equity Incentive Plan

10.8†**	Form of Non-Employee Director Non-Qualified Stock Option Agreement pursuant to the BETA Technologies, Inc. 2018 Equity Incentive Plan

10.9†	Form of BETA Technologies, Inc. 2025 Omnibus Incentive Plan.

10.10†	Form of Employee Restricted Stock Unit Grant Notice and Unit Agreement pursuant to the Form of BETA Technologies, Inc. 2025 Omnibus Incentive Plan

10.11†**	Form of BETA Technologies, Inc. 2025 Employee Stock Purchase Plan

10.12†#**	Form of Employment Agreement, by and between BETA Technologies, Inc. and Kyle Clark.

10.13†#**	Form of Employment Agreement, by and between BETA Technologies, Inc. and Sean Donovan.

10.14†#**	Form of Employment Agreement, by and between BETA Technologies, Inc. and Brian Dunkiel.

Exhibit number	Description

10.15†#**	Form of Employment Agreement, by and between BETA Technologies, Inc. and Herman Cueto.

10.16#	Form of Indemnification Agreement.

21.1	List of Subsidiaries of BETA Technologies, Inc.

23.1**	Consent of Deloitte & Touche LLP.

23.2	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1).

24.1**	Powers of Attorney (included on the signature page of the initial filing of this registration statement).

107**	Filing Fee Table.

**	Previously filed.
*	To be filed by amendment.
†	Management compensatory plan or contract.
+

Certain of the schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the U.S. Securities and Exchange Commission upon request.

#

Portions of this exhibit (indicated by “#”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K as the registrant has determined that (i) the omitted information is not material and (ii) the omitted information is the type that the registrant treats as private or confidential.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Burlington, State of Vermont, on October 3, 2025.

BETA TECHNOLOGIES, INC.

By:	/s/ Kyle Clark
Name: Kyle Clark
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Kyle Clark	President, Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2025
Kyle Clark

*	Chief Financial Officer (Principal Executive Officer)	October 3, 2025
Herman Cueto

*	Chief Accounting Officer (Principal Accounting Officer)	October 3, 2025
Mark Hunter

*	Chief Technology Officer and Director	October 3, 2025
David Churchill

*	Chair and Director	October 3, 2025
Charles Davis

*	Director	October 3, 2025
John E. Abele

*	Director	October 3, 2025
Dean L. Kamen

*	Director	October 3, 2025
General (RET) James McConville

*	Director	October 3, 2025
Dr. Martine A. Rothblatt

*	Director	October 3, 2025
Mike Stone

*	Director	October 3, 2025
John Slattery

Signature	Title	Date

*	Director	October 3, 2025
Amy Gowder

*By:	/s/ Kyle Clark
Name: Kyle Clark
Title: President and Chief Executive Officer